Exhibit 10.5
LANDFILL GAS PURCHASE AND SALE AGREEMENT
This Landfill Gas Sale & Agreement (“Agreement”) dated July 28, 2006 is made between Siouxland Ethanol, a Nebraska corporation (“Buyer”) and L.P. Gill, Inc. a Nebraska corporation (“Seller”).
WHEREAS, Seller owns and operates a private landfill (“Landfill”) at 1402 Highway 20, Jackson, Nebraska; and
WHEREAS, the Landfill is producing certain gases resulting from the natural anaerobic decomposition of refuse material (“Landfill Gas”) and Seller desires to capture and dispose of the Landfill Gas in an environmentally and economically prudent fashion; and
WHEREAS, Buyer owns and operates an ethanol plant facility (the Facility) in Jackson, Nebraska which is located approximately one mile from the landfill; and
WHEREAS, Seller desires to sell and deliver the Landfill Gas produced at the Landfill to Buyer’s Facility and to construct facilities to extract, handle, and transport the Landfill Gas; and
WHEREAS, Buyer desires to purchase from Seller the Landfill Gas produced at the Landfill for use as fuel in one or more burners at the Facility.
NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, Seller agrees to sell and Buyer agrees to purchase Landfill Gas upon the terms and conditions set forth in this Agreement.
Article I – Definitions
Unless otherwise required by the context in which any defined term appears, the following terms shall have the meaning assigned to them in this Article I for all purposes including the recitals:
1.1 BTU means British Thermal Units or the amount of heat required to raise the temperature of one pound of water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit.
1.2 MMBTU means one million BTU (also known as a decatherm) and for purposes of this Agreement, MMBTU shall be calculated according to the following formula:
[cubic feet (cf) of Landfill Gas as measured by the Facility Meter] x (500 BTU/cf) x (1 MMBTU/1,000,000 BTU)

1.3 Facility Meter means the meter installed by Buyer at the building which will be used to measure the quantity of Landfill Gas purchased by Buyer under this Agreement and burned in the burner(s) at Buyer’s Facility.
1.4 Delivery Point means the Northern Boundary of the Buyer’s Facility as described in section 2.1.
1.5 Force Majeure means acts of God; explosions; strikes, lockouts or other industrial disturbances; acts of the public enemy; wars, blockades; insurrections; riots, epidemics; landslides; lightening; earthquakes; damage to or destruction of Seller’s landfill gas wells caused by third parties, (except as otherwise provided below); enactment of statutes, laws or regulations, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, or any other cause, whether of the kind herein enumerated, or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.
1.6 Hazardous Materials means all materials which have been determined to be hazardous to health or the environment by virtue of being defined by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, regulated by the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, or regulated by any other applicable federal, state or local law. Reference to specific statutes includes amendments as they are made from time to time, as well as the regulations promulgated thereunder.
1.7 Landfill Gas means any and all gases resulting from the anaerobic decomposition of refuse material within the Landfill, consisting principally of methane, carbon dioxide and traces of other constituent gases.
Article II-Construction of Landfill Gas Equipment and Facilities
2.1 Pipeline, Equipment and Facilities
(a) Seller shall be solely responsible and liable for designing, constructing, operating, maintaining and repairing any and all equipment and facilities located on its property and used to extract, capture, handle, store and/or transport the Landfill Gas from the Landfill to the southern edge of Seller’s property and to the northern edge of Buyer’s property, located between Knox Blvd. and 143rd Street, Dakota County, Nebraska (“Seller’s Equipment”). Seller shall be fully and solely responsible and liable for operating, maintaining and repairing Seller’s Equipment, and shall be deemed the operator of such pipeline and equipment for purposes of the Nebraska One Call Law (Title 155, Chap. 2). Seller shall be responsible for obtaining all permits and other authorizations relating to the construction and operation of Seller’s Equipment. Seller shall indemnify and hold Buyer harmless from and against any and all claims, actions, losses, damages and expenses relating to or arising from Seller’s ownership, use, operation, repair and/or maintenance of Seller’s Equipment.

2.2	Mutual Support. Each party shall exercise reasonable efforts to support and assist the other party in the acquisition of all permits and authorizations and in fulfilling the obligations described above. Such support shall include participating in regulatory proceedings and providing information concerning each party’s operations.

2.3	Equipment and systems for combustion of Landfill Gas. Seller agrees to reimburse the Buyer up to $400,000 for the design, installation and maintenance of specific equipment and systems required for the combustion of Landfill Gas in the Buyers’ ethanol plant. The Seller has until the end of the fifth year from the Commencement Date to pay the $400,000. Upon written request, the Buyer shall provide a detailed invoice to Seller for the equipment and systems costs associated with the combustion of Landfill Gas.
Article III- Sale and Purchase of Landfill Gas
3.1 Sale and Purchase; Quantity — Except as provided in section 3.2 below. Seller shall make available to Buyer for purchase all of the Landfill Gas that seller extracts from the Landfill. It is the mutual expectation of Seller and Buyer that the Landfill will generate, and Seller will make available to Buyer, those quantities of Landfill Gas as described in section 5.1(a) and in Exhibit A attached hereto and incorporated herein. Seller agrees to deliver and sell to Buyer and Buyer agrees to accept and purchase from Seller that quantity of Landfill Gas and available for use by Buyer for fuel in the burner(s) in Buyer’s Facility. Exceptions to above would be in cases of necessary shut down by the ethanol plant for necessary repairs and updates. It will be the Seller’s responsibility to deal with the landfill methane being created at that time to either flare the gas or shut down the system in accordance with Nebraska DEQ requirements.
3.2 Price. The price per MMBtu for a given month (1st through month end) will be a discount of 25% from the price published in Platt’s monthly “Inside FERC’s Gas Market Report” for the Northern Natural Gas Co. Demarcation spot gas price for that month, except with a final maximum price (ceiling) of $6.00 per MMBtu and final minimum price (floor) of $4.75 per MMBtu for a subject month period. Siouxland Ethanol further agrees to purchase up to 1200 MMBtu/day at above prices. In such cases that the Seller may produce in excess of 1200 MMBtu/day, Seller then agrees to lower the price for any amount over and above the initial 1200 MMBtu/day to a fixed price of the lesser of $3.25 per MMBtu or the Platt’s monthly spot gas price referenced above should such published price be below $3.25.
3.3MMBTU Adjustment. The agreed pricing set forth In Section 3.2 above is based on assumed average daily methane content of the Landfill Gas of 50% and a measured BTU value of 9.05 BTU/cf/%Methane by Volume, equal to approximately 500 BTU/cf. (See Exhibit B) Seller’s Equipment shall include a meter for daily monitoring and recording of percent methane content of the Landfill Gas. On a daily basis, Seller will record the methane content of the Landfill Gas delivered to Buyer based on the readings from such meter. The average monthly methane content of the Landfill Gas multiplied by 9.05 BTU/cf/%methane shall be used as the second component in the MMBTU formula set forth in Section 1.2 above in determining the number of MMBTU purchased during such month.
3.4 Invoices; Payment. Within (10) business days following the end of each month, Buyer will transmit to Seller the applicable Facility Meter readings for Landfill Gas delivered to Buyer during the preceding such month. Based on the flow readings from Buyer’s Facility Meter and the methane readings from Seller’s meter, the BTU values from the Seller’s gas chromatograph and the “Inside FERC’s Gas Market Report” monthly Northern Natural Gas Co. Demarcation pricing index, Seller shall prepare and send to Buyer within 10 business days following receipt of the data from Buyer an invoice which shall be accompanied by a report showing daily amounts for flow, methane and MMBTUs. Buyer shall remit payment to Seller within 10 business days following receipt of Seller’s invoices.
3.5 Errors in Billing. Should either party find at any time within one (1) year after the date of any invoice rendered by Seller that there has been an undercharge or an overcharge in the amount billed in the invoice, the party finding the error shall promptly notify the other party in writing. In the Case of an undercharge, Seller shall submit a statement for such undercharge, and Buyer, upon verifying the same, shall pay such an amount within thirty — (30) days after receipt of the statement but without interest. In the case of an overcharge, Seller shall refund the amount of the overcharge to Buyer within thirty — (30) days of notification by Buyer, but without interest. Neither Seller nor Buyer shall have any liability for any undercharge or overcharge relating to invoices over one (1) year old.
Article IV – Term, Termination, and Defaults
4.1 Term. Subject to the other provisions contained herein, this Agreement shall become effective on the date of its execution and shall continue in effect for a period of fifteen (15) years beginning on the Commencement Date. No later than one hundred eighty (180) days prior to expiration of this Agreement, the parties will enter into good faith negotiations for potentially renewing this Agreement on mutually agreeable terms.
4.2 Seller’s Right to Terminate. Seller shall have the right to terminate this Agreement by written notice to Buyer submitted not later than thirty — (30) days following the occurrence of any of the following:
          a. Should Buyer commit a material breach of this Agreement and such breach remains uncured for 30 days following written notice of such breech from Seller.
          b. Should Buyer fail to perform its obligations under this Agreement due to an event of Force Majeure, which lasts longer than six (6) months.

          c. Should any involuntary proceeding be initiated against Buyer under the bankruptcy or insolvency laws, which involuntary proceeding remains undismissed for thirty (30) consecutive days or in the event of the initiation by the Buyer of a voluntary proceeding under the bankrupt or insolvency laws.
4.3 Buyer’s Right to Terminate. Buyer shall have the right to terminate this Agreement by written notice to Seller, submitted no later than thirty — (30) days following the occurrence of the following:
          a. Should Seller commit a material breach of this Agreement and such breach remains uncured for 30 days following written notice of such breach from Buyer.
          b. Should Seller fail to perform its obligations under this Agreement due to an event of Force Majeure, which lasts longer than six (6) months.
          c. Should any involuntary proceeding be initiated against Seller under the bankruptcy or insolvency laws, which involuntary proceeding remains undismissed for thirty (30) consecutive days, or in the event of the initiation by Seller of a voluntary proceeding under the bankrupt or insolvency laws.
          d. Should Buyer elect to sell, shut down or otherwise cease operations at the Facility, the next owner of the facility will honor this Contract.
4.4 Conditions of Termination. In the event this Agreement is terminated by Seller under Section 4.2a or by Buyer under Section 4.3a, the party invoking its right to terminate shall be entitled to seek any available rights or remedies. In the event this Agreement is terminated pursuant to Sections 4.2b, 4.2c, 4.3b, 4.3c, or 4.3d, neither party shall have any further obligation to the other following such termination. Notwithstanding such termination, Buyer shall remain obligated to pay Seller for all Landfill Gas used by Buyer prior to termination.
Article V – Landfill Gas Standards
5.1 Landfill Gas Standards. Seller makes the following warranties with respect to the Landfill Gas to be delivered to Buyer under this Agreement:
          a. Quantity — Exhibit A, attached hereto and incorporated herein, sets for the parties’ mutual estimate of the quantity and MMBTU content of Landfill Gas that is expected to be produced at the Landfill and be made available to Buyer.
          b. Methane Content –40% to 60% by volume.
          c. BTU Value – 400 to 550 BTU/cf; (Net Heating Value; Dry Gas @ 60° F, 14.6 psia.)
          d. Sulfur Compounds – 1000 ppm maximum.

          e. NMOC’s — less than 2400 ppm.
          f. Pressure — minimum pressure of Forty Five — (45) psi measured at the Facility (before the regulator).
          g. Moisture — dry at burner tip.
          h. Odorization- the landfill gas will have sufficient odorization characteristics to make it detectable as defined by Federal regulation Title 49 CFR part 192.625 Odorization of Gas.
5.2 Quantity Warranty and Remedy. While Buyer and Seller acknowledge that Seller is not guaranteeing that any specific quantities of Landfill Gas will be delivered to Buyer and that the quantities set forth in Exhibit A are merely projections. Seller shall operate the Landfill and Seller’s Equipment in a prudent and efficient manner in order to attempt to provide Buyer with the projected daily MMBTU as set forth in exhibit A.
5.3 Landfill Gas Testing by Seller. Twice during the first year of this Agreement (at approximately 6 month intervals) and once each year thereafter, Seller shall cause the Landfill Gas to be sampled and subjected to a comprehensive constituent analysis substantially similar to the analysis contained in the reports set forth on Exhibit B, attached hereto and incorporated herein, and shall promptly provide Buyer with copies of such reports.
Article VI – Landfill Gas Measurement
6.1 Facility Meter. Buyer shall install the Facility Meter to measure the Landfill Gas delivered to its facility hereunder and actually burned in the burner(s) at its facility. The Facility Meter shall include a flow meter capable of measuring the volume of Landfill Gas delivered each hour. Buyer shall provide Seller with access to the Facility Meter during normal business hours and upon reasonable advance notice from Seller.
6.2 Meter Tests. Buyer and Seller shall maintain their respective meters used to measure the Landfill Gas in good condition and repair, and shall have their respective meter inspected periodically by a reputable third party, but at least once each year. Copies of the inspection reports shall be made available to the other party upon request.
6.3 Meter Out of Service. If, for any reason, the Facility Meter is out of service or out of repair so that the amount of Landfill Gas delivered and used by Buyer cannot be ascertained or determined from its readings, the volume content of Landfill Gas delivered to Buyer during such period when the Facility Meter is out of service shall be determined by flow meters installed by Seller at the Landfill.

Article VII – Taxes
7.1 Taxes. Buyer shall be responsible only for normal state sales tax, if any, when billed. Seller shall be responsible for the payment of all excise, severance, occupation, and other taxes leveled in respect to the Landfill Gas covered hereunder and the handling thereof prior to the delivery to Buyer.
Article VIII – Representations and Warranties
8.1 Representations and Warranties of Seller. Seller represents and warrants that:
          a. This Agreement has been duly authorized by all necessary persons and bodies and Seller has full power and authority to enter into this Agreement and perform its obligations hereunder.
          b. Seller is not a party to any litigation, or subject to any judgment, order, or decree, or party to any other contract, which would materially affect its performance of its obligation under this Agreement.
          c. Seller has full and unqualified title and/or authority to sell all landfill Gas to be delivered to Buyer hereunder, and all of the Landfill Gas sold and delivered to Buyer is free from any and all liens, claims and encumbrances. Seller shall hold buyer harmless from and against all claims, suits, actions, damages, losses, costs, and expenses of every kind and character arising from each and every claim of any and all persons against such Landfill Gas prior to its delivery at the Delivery Point.
8.2 Representations and Warranties of Buyer. Buyer represents and warrants that:
          a. Buyer is a duly organized and validly existing corporation under the laws of the State of Nebraska, with full power and authority to own the Facility and carry on its business in Nebraska.
          b. This Agreement has been duly authorized and Buyer has full power and authority to enter into this Agreement and perform its obligations hereunder.
          c. Buyer is not a party to any litigation, or subject to any Judgment, order or decree, or party to any other contract, which would materially affect its performance of its obligations under this Agreement.
Article IX – Force Majeure
9.1 Force Majeure. If either party is rendered unable, wholly or in part, by a Force Majeure event to carry out its Obligations under this Agreement, other than to make payment for amounts accrued, it is agreed that upon such party giving notice and reasonably full particulars of such Force Majeure event in writing to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the

Party giving such notice, so far as they are affected by such Force Majeure event, shall be suspended during the continuance of any inability so caused but for no longer period and such cause shall, as far as possible, be remedied with all reasonable dispatch. Force Majeure events shall also include in those instances where either party hereto is required to obtain permits or licenses from any governmental body to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such permits or licenses.
9.2 Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party experiencing the strike or lockout or having the difficulty, and that the foregoing requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.
Article X – Indemnity
10.1 Buyer’s Environmental Indemnification. Buyer agrees to indemnify and hold Seller, its agents, contractors, subcontractors, employees or invitees harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses arising from or due to the presence of Hazardous Materials on Buyer’s property either existing at the time of or which may have been brought to its property after the execution of this Agreement, provided that Buyer shall have no obligation under this Article 10.1 for Hazardous Materials which are introduced to or released on Buyer’s property by Seller, its agents, contractors, subcontractors, employees or invitees.
10.2 Seller’s Environmental Indemnity. Seller agrees to indemnify and hold Buyer, its agents, contractors, subcontractors, employees or invitees harmless from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses arising from or due to the presence of Hazardous Materials in or on the Landfill or which may flow, diffuse, migrate, or percolate into, onto, or under the Landfill from neighboring property, or from the Landfill to neighboring property or ground water after this Agreement commences.
10.3 Seller’s Indemnity. Seller shall indemnify, defend and hold harmless Buyer from and against any claims, loss, damages, liabilities, fines, penalties, cost, and expense, including court costs and reasonable attorneys’ fees incurred or suffered by Buyer:
          a. to the extent relating to the Landfill Gas while in Seller’s control and possession.
          b. for personal injury, death or property damage caused by Seller’s or its agents negligent acts or omissions arising from or relating to this Agreement.

          c. arising from claims or liens for labor performed or materials furnished for Seller’s Landfill or relating to Seller’s Equipment.
10.4 Buyers Indemnity. Buyer shall indemnity, defend and hold harmless Seller from and against any claims, loss, damage, liabilities, fines, penalties, cost, and expense, including court costs and reasonable attorneys’ fees, incurred or suffered by Seller:
          a. to the extent relating to the Landfill Gas while in Buyer’s control and possession.
          b. for personal injury, death or property damage caused by Buyer’s or its agents’ negligent acts or omissions arising from or relating to this Agreement.
          c. arising from claims or liens for labor performed or materials furnished for Buyer’s Facility or relating to Buyer’s Equipment.
10.5 Limitation of Liability. Notwithstanding any other term of this Agreement to the contrary. In no event shall either party be liable to the other with respect to any claim, whether based contract, tort (including negligence), warranty, strict liability, implied warranty or otherwise, for any indirect, special, incidental or consequential loss or damage of any type, including but not limited to lost profits and damage to goodwill or reputation.
ARTICLE XI – INSURANCE
11.1 Insurance Coverage. Buyer and Seller shall each maintain the following insurance:
          (a) Commercial General Liability Insurance, including contractual liability with limits of at least $5,000,000.
          (a) Auto Liability policies with combined single limits of $1,000,000.
          (b) Worker’s Compensation Insurance with statutory limits.
          (c) Employers Liability Insurance with liability limits of $1,000,000.
11.2 Certificates of Insurance. Each party will (a) require their insurers to provide the other party with at least fifteen (15) days advance written notice of cancellation and (b) provide the other party with certificates of insurance evidencing the coverage and terms as required by this Article.
ARTICLE XII – MISCELLANEOUS PROVISIONS
12.1 Assignability. Except as otherwise provided, neither party may at any time transfer, assign or delegate its rights or duties under this Agreement without the express prior written consent of the other party; and the terms of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

12.2 Severability and Non-Waiver. In the event any sentence or section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or section shall be deemed severed from the remainder of this Agreement, and the balance of this Agreement shall remain in effect. Either party’s waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel compliance with every term and condition of this Agreement or to terminate this Agreement for breach.
12.3 Notices. Any notice which is permitted or required under this Agreement shall be duly given if in writing and either delivered personally to the person whom it is required to be given or sent registered or certified mail, return receipt requested, postage prepaid as follows:

If to Buyer:	Siouxland Ethanol P.O. Box 147 Jackson, Nebraska 68743

If to Seller:	L.P. Gill, Inc. P.O. Box 126 Jackson, Nebraska 68743
12.4 Access. Upon reasonable advance notice not less than 24 hours, each party agrees to provide the other, and its agents, representatives and contractors with access to its property and equipment during normal business hours (not including nights, weekends and holidays) for the purpose of inspection and carrying out its rights and obligations under this Agreement. While on Siouxland Ethanol’s property, Seller, its agents and contractors shall at all times conduct themselves in a safe and prudent manner.
12.5 Counterparts. The Agreement may be executed in several counterparts, and as executed shall constitute one agreement binding on all of the parties hereto.
12.6 Captions. Captions in this Agreement are solely for the convenience of the parties and are not part of the Agreement, and shall not be used for the interpretation or determination of the validity of the Agreement or any provision thereof.
12.7 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject hereof.
12.8 Governing Law. This Agreement shall be governed by the substantive laws of the State of Nebraska, without reference to its conflicts of laws provisions.
12.9 Amendments. The Agreement and any part thereof may be amended at any time by mutual agreement of the parties. However, no modifications, alteration, amendment or revision of this Agreement shall be binding upon either party unless executed in writing by the party to be bound.

12.10 Independent Contractors. Seller and Buyer are independent contractors. Neither party is or shall be deemed an agent, servant or employee of or a joint venture with the other party, and neither party shall have the authority to incur debts or liabilities in the name of the other or otherwise bind the other party to any contract, debt, or other obligation.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

L.P. GILL, INCORPORATED		SIOUXLAND ETHANOL, INCORPORATED

By:	/s/ Leonard P. Gill	By:	/s/ Tom Lynch
Printed Name: Leonard P. Gill		Printed Name: Tom Lynch
Title: President		Title: President